Exhibit 3.4

CERTIFICATE OF DESIGNATION
OF SERIES B PREFERRED STOCK
OF
AMERICAN MEDICAL TECHNOLOGIES, INC.

American Medical Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware, the Certificate of Incorporation of which was filed in the office of the Secretary of State of Delaware on November 21, 1989 under the name ADL Consolidated, Inc. (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, does by its President hereby certify as follows:

That pursuant to the authority conferred upon the Board of Directors by the First Restated Certificate of Incorporation of the Corporation, the Board of Directors on August 24, 2002 adopted the following resolutions creating a second series of 575,000 shares of preferred stock designated as Series B Preferred Stock:

RESOLVED, that pursuant to the authority granted to the Board of Directors by ARTICLE FOURTH of the Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate”), the Board of Directors does hereby provide for issuance of a series of preferred stock, $.01 par value, of the Corporation, to be designated “Series B Preferred Stock”, which shall have, in addition to the terms set forth in the Certificate, the following designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions as follows:

Section 1.  Designation and Amount.  There shall be a series of preferred stock, $.01 par value, of the Corporation designated as “Series B Preferred Stock”, and the number of shares constituting such series shall be 575,000 shares.

Section 2.  Dividends and Distributions.  The holders of Series B Preferred Stock shall be entitled to receive a dividend at the rate of ten percent (10%) per annum on its paid in capital, payable each year on a date to be specified by the Board of Directors.   The dividends accrue from the date of issuance of the Series B Preferred Stock and shall be deemed to accrue whether or not earned or declared.  The right to these dividends is cumulative; and those currently due as well as all those past due must be declared and set aside or fully paid before any distribution, by dividend or otherwise, is paid on, declared, or set apart for the holders of any shares of common stock.  After the cumulative dividends on the Series B Preferred Stock have been paid in full, any further distribution of dividends shall be made equally to the holders of all outstanding shares of common stock.

Section 3.  Voting Rights.  On all matters submitted to a vote of the stockholders, the holders of Series B Preferred Stock shall be entitled to two and one-half (2-1/2) votes for each share of Series B Preferred Stock, and the holders of common stock shall be entitled to one vote for each share of common stock.

Section 4.  Conversion Rights.  Each holder of the Series B Preferred Stock, at its option and at any time, is entitled to receive two and one-half (2-1/2) shares of common stock for each share of Series B Preferred Stock delivered to the Corporation for conversion.  A written notice shall be given to the

Corporation not less than thirty days before the shares of Series B Preferred Stock are submitted for conversion.  If at any time after the issuance of the Series B Preferred Stock, the Corporation issues additional shares of common tock as a stock dividend, or subdivides or combines the outstanding shares of common stock, the rate of conversion shall be proportionately adjusted.  All shares of Series B Preferred Stock surrendered for conversion shall be canceled and shall not be reissued.  All such shares shall upon cancellation become authorized, but unissued shares of Series B Preferred Stock, and may be reissued as part of a new series of preferred stock to be created by resolution of the Board of Directors.  So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall reserve a sufficient number of unissued shares of the authorized common stock to satisfy in full the conversion privileges of the holder of those shares.  The Corporation need not issue fractional shares of its common stock, but may instead pay cash equal to the market value of the fractional shares the holder of the Series B Preferred Stock would otherwise be entitled to on conversion.

Section 5.  Redemption Rights.

(a)                                  Automatic.  On September 30, 2007, all shares of Series B Preferred Stock shall be redeemed by the Corporation at a price per share equal to the consideration received by the Corporation for the issuance of the Series B Preferred Stock (on a per share basis) together with accrued cumulative dividends (the “Series B Redemption Price”).

(b)                                 Voluntary Redemption.  Beginning after September 30, 2005, either the Corporation or a holder of Series B Preferred Stock may redeem at the Series B Redemption Price all or part of the Series B Preferred Stock upon three (3) months prior written notice to the holder of Series B Preferred Stock or the Corporation, as the case may be.  In the event the Corporation desires to redeem less than all of the outstanding Series B Preferred Stock pursuant to the foregoing sentence, such redemption shall be pro rata amongst the holders of the Series B Preferred Stock based on the number of shares of Series B Preferred Stock held by such holder.

(c)                                  Sale of Corporation.  In the event of a (i) merger of the Corporation with or into another entity pursuant to which the Corporation shall not be the surviving entity, (ii) sale of all or substantially all of the assets of the Corporation or (iii) sale of greater than 50% of the capital stock of the Corporation, the holders of Series B Preferred Stock may require the Corporation to redeem at the Series B Redemption Price all or part of the Series B Preferred Stock held by such holder.

Section 6.  Transfer Restrictions.  The Series B Preferred Stock shall be non-transferable.  Common stock received by the holder of the Series B Preferred Stock upon conversion shall bear the following restrictive legend:

“THE SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED PURSUANT TO AN INVESTMENT REPRESENTATION ON THE PART OF THE REGISTERED OWNER HEREOF.  IF THE CORPORATION SO REQUESTS, BEFORE THESE SHARES ARE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED, WHETHER OR NOT FOR CONSIDERATION, THE REGISTERED OWNER HEREOF SHALL OBTAIN AN OPINION OF COUNSEL SATISFACTORY TO THE BOARAD OF DIRECTORS, IN THE BOARD’S SOLE DISCRETION, THAT ANY SUCH

TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.”

Section 7.  Liquidation, Dissolution and Winding Up.  In the event of the liquidation, dissolution or winding up of the Corporation, the holders of Series B Preferred Stock shall be entitled to receive in full the respective amounts fixed in accordance with the provisions below before any distribution or payment is made to the holders of shares of common stock.  The holders of Series B Preferred Stock will be entitled to receive an amount equal to the consideration received by the Corporation for the issuance of the Series B Preferred Stock, together with the accrued cumulative dividends to the payment date, whether or not earned or declared.  After full payment has been made to the holders of Series B Preferred Stock, the holders of Series A Preferred Stock will be entitled to receive an amount equal to the consideration received by the Corporation for the issuance of the Series A Preferred Stock, together with the accrued cumulative dividends to the payment date, whether or not earned or declared.  After full payment has been made to the holders of the Series B Preferred Stock, the remaining assets of the Corporation are to be distributed equally to all holders of outstanding common stock, share for share.  If the assets of the Corporation are insufficient to satisfy in full the payments to the holders of the Series B Preferred Stock as provided herein, then the holders of the Series B Preferred Stock will share in any distribution of assets to the fullest extent to which they otherwise are legally entitled, and then, if any assets remain, the holder(s) of the Series A Preferred Stock will share in any distribution of assets to the fullest extent to which they otherwise are legally entitled.  This provision shall not apply to a merger or consolidation by the Corporation, nor to any lease or conveyance of substantially all of its assets.

IN WITNESS WHEREOF, American Medical Technologies, Inc. has caused this certificate to be duly executed this 10th day of January, 2003.

AMERICAN MEDICALTECHNOLOGIES, INC.

By	/s/ Roger W. Dartt
Roger W. Dartt, President